Exhibit 10.2

The Investors identified in this Letter

c/o Steven D. Lebowitz

1333 2nd Street, Suite 650

Santa Monica, CA 90401-4103

October 5, 2018

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Ledgewood, P.C.

Two Commerce Square

2001 Market Street, Suite 3400

Philadelphia, PA 19103

Dear Investors:

Steven D. Lebowitz (“Mr. Lebowitz”), the following members of Mr. Lebowitz’ family: Deborah Lebowitz, Kathryn Lebowitz Silverberg, Lauren Lebowitz Salem,  David L. Lebowitz, Andrew S. Lebowitz, Robert Lebowitz, and the following entities affiliated with Mr. Lebowitz: the Lebowitz Family Trust, Lebowitz Family Stock, LLC, Lebowitz RCT, LP and The Steven and Deborah Lebowitz Foundation (each, an “Investor” and collectively, the “Investors”), have purchased or directed the purchase by other Investors of shares of RAIT Financial Trust’s (the “Company”) 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Shares”).  The number of Series A Preferred Shares that one or more of the Investors constructively owns (within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Code”)), as of the date hereof is an amount approximately equal to 13.75% (the “Ownership Percentage”) of the outstanding number of the Series A Preferred Shares (the “Currently Owned Shares”), which amount exceeds the Ownership Limit (as defined in the Amended and Restated Declaration of Trust of the Company, as the same has been amended and supplemented from time to time (the “Declaration of Trust”)) currently applicable to the Series A Preferred Shares.  The Ownership Limit of 9.8% was exceeded by the Investors as a result of a purchase of Series A Preferred Shares by the Lebowitz Family Trust on May 15, 2018 (the “Effective Date”) and the Lebowitz Family Trust owns 677,401 Series A Preferred Shares (the “LFT Shares”) as of the date hereof , representing approximately 86% of the Currently Owned Shares.

The Company and Ledgewood, P.C. (“Ledgewood”), tax counsel to the Company, have asked the Investors to make certain representations, covenants and

Exhibit 10.2

undertakings so that (A) Ledgewood may deliver its opinion to the Company to the effect that the restrictions contained in the Declaration of Trust will not be violated and that the Company’s status as a real estate investment trust will not be lost if the Company grants to the Lebowitz Family Trust an exemption from the Ownership Limit for the Currently Owned Shares held by the Investors, and (B) the Board of Trustees of the Company (the “Board”) may consider exempting the Lebowitz Family Trust from the Ownership Limit for such amount of Currently Owned Shares that exceeds the Ownership Limit applicable to Series A Preferred Shares.

Each of the Investors hereby represents, covenants and undertakes as to the following:

(a)No Investor is an entity formed for the purposes of this transaction.

(b)Each Investor acknowledges that, notwithstanding the exemption of the Ownership Limit that may be granted to the Lebowitz Family Trust by the Board in accordance herewith, the Board is not granting any of the Investors an exemption from any other ownership restrictions set forth in Article VII of the Declaration of Trust or with respect to any securities other than the Series A Preferred Shares.

(c)Each Investor agrees to take such further reasonable steps to cooperate with the Company by way of providing additional factual information relevant to such Investors’ investment in the Company, as may be reasonably requested by the Company, such that the Company satisfies the requirements for qualification as a real estate investment trust under the Code.

In consideration of the foregoing, the Investors request that, effective as of the Effective Date, the Board exempt the Lebowitz Family Trust from the Ownership Limit up to the Ownership Percentage to permit the Lebowitz Family Trust to own the LFT Shares to the extent that the LFT Shares, when aggregated with the other Currently Owned Shares, exceeds the Ownership Limit.  The Investors acknowledge that the granting of this exemption is intended to permit the Lebowitz Family Trust to continue to hold the LFT Shares and that the ability of the Investors to otherwise acquire, transfer or hold any equity securities of the Company, among other things, is subject to the terms and conditions of a Cooperation Agreement among the parties hereto dated the date hereof, including but not limited to the limitation on each Investor’s ability to acquire additional preferred shares as set forth therein.  If the Company agrees to the foregoing, please evidence such agreement by signing and returning a copy of this letter to the Investors.

{signatures appear on following page}

Exhibit 10.2

Lebowitz Family Trust By: /s/ Steven D. Lebowitz Name: Steven D. Lebowitz Title: Manager/Trustee	Lebowitz Family Stock, LLC By: /s/ Steven D. Lebowitz Name: Steven D. Lebowitz Title: Manager
Lebowitz RCT, LP By: /s/ Steven D. Lebowitz Name: Steven D. Lebowitz Title: Partner	The Steven and Deborah Lebowitz Foundation By: /s/ Steven D. Lebowitz Name: Steven D. Lebowitz Title: Trustee
/s/ Steven D. Lebowitz Steven D. Lebowitz	/s/ Deborah Lebowitz Deborah Lebowitz
/s/ Kathryn Lebowitz Silverberg Kathryn Lebowitz Silverberg	/s/ Lauren Lebowitz Salem Lauren Lebowitz Salem
/s/ David L. Lebowitz David L. Lebowitz	/s/ Andrew S. Lebowitz Andrew S. Lebowitz
/s/ Robert Lebowitz Robert Lebowitz

Exhibit 10.2

Agreed and Accepted as of the date set forth above:

RAIT FINANCIAL TRUST

By:  /s/ Jamie Reyle

Name: John J. Reyle

Title: Chief Executive Officer, President and General Counsel

4